Exhibit 4.17

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Jie Shen

Michael Qingyu Zhang

Shanghai Baozun E-commerce Limited

and

Shanghai Zunyi Business Consulting Ltd.

about

Shanghai Zunyi Business Consulting Ltd.

Shareholder Voting Rights
Entrustment Agreement

January 20, 2026

Shareholder Voting Rights

Entrustment Agreement

The Shareholder Voting Rights Entrustment Agreement (hereinafter referred to as the “Agreement”) is entered into on January 20, 2026, by and between the following parties:

1. Jie Shen(沈洁)

ID card No.: [***]

2. Michael Qingyu Zhang(张清宇)

ID card No.: [***]

(Jie Shen and Michael Qingyu Zhang are hereinafter referred to individually and collectively as the “Shareholders”.)

3.Shanghai Baozun E-commerce Limited (hereinafter referred to as “WFOE”) Registered address: 2nd & 3rd Floor, No. 1, No. 5 and No. 8, Lane 510, Jiangchang West Road, Jing’an District, Shanghai Legal representative: Junhua Wu(吴骏华)

4. Shanghai Zunyi Business Consulting Ltd. (hereinafter referred to as “the Company”):

Registered address: Room 212, No. 7, No. 8 and No. 11, Lane 1188, Wanrong Road, Shanghai

Legal representative: Vincent Wenbin Qiu(仇文彬)

(Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.

On January 20, 2026, Jie Shen acquired 80% equity interest in the Company from Vincent Wenbin Qiu and became a shareholder of the Company; Michael Qingyu Zhang is a registered shareholder of the Company and legally holds all 20% equity interest in the Company；

2.

The Shareholders intend to entrust an individual designated by the WFOE to exercise its voting rights in the Company, regardless of any change in its equity interest percentage in the Company and/or the registered capital of the Company corresponding to its shareholding; the WFOE intends to designate an individual to accept such entrustment.

Upon friendly negotiation, the Parties hereby agree as follows:

Article 1 Entrustment of Voting Rights

1.1	The Shareholders irrevocably undertake that, upon execution of this Agreement, it shall respectively sign a power of attorney in the form and content set forth in

Appendix I to this Agreement, authorizing the person designated by the WFOE to exercise on its behalf the following rights enjoyed by it as a shareholder of the Company pursuant to the articles of association of the Company in effect from time to time (collectively, the “Entrusted Rights”):

(1)	Propose to convene and attend shareholders’ meetings of the Company as the agent of the Shareholders in accordance with the articles of association of the Company;
(2)

Exercise voting rights on all matters subject to discussion and resolution at the shareholders’ meetings on behalf of the Shareholders, make and sign resolutions, including without limitation: appointing and electing directors of the Company and other senior management personnel to be appointed or removed by shareholders; selling or transferring the equity interest of the Company held by the Shareholders; disposing of assets of the Company; dissolving or liquidating the Company and forming a liquidation group on behalf of the Shareholders and exercising the powers and functions of the liquidation group during the liquidation period in accordance with the law;

(3)	Submit any required documents to the relevant company registration authority or other competent authorities as the agent of the Shareholders;
(4)

Other shareholder voting rights under the articles of association of the Company and as stipulated by law (including any other shareholder voting rights stipulated after amendment of such articles of association);

(5)

When the equity interest of the Company held by the Shareholders is transferred pursuant to the Exclusive Purchase Option Agreement (as may be amended and restated from time to time) separately entered into by the Parties, sign relevant equity transfer agreements and other relevant documents on behalf of the Shareholders, and complete government approval, registration, filing and other procedures required for the transfer.

The above authorization and entrustment shall be conditional upon the trustee being a citizen of the PRC and the WFOE’s consent to such authorization and entrustment. Only when the WFOE sends a written notice to the Shareholders to replace the trustee shall the Shareholders immediately designate another citizen of the PRC then designated by the WFOE to exercise the above Entrusted Rights; a new authorization and entrustment shall replace the original one upon execution. Save as aforesaid, the Shareholders shall not revoke the entrustment and authorization granted to the trustee.

1.2

The trustee shall perform the entrusted obligations diligently and prudently in accordance with the law within the scope of authorization set forth in this Agreement; the Shareholders hereby acknowledge and assume corresponding legal liabilities for any legal consequences arising from the trustee’s exercise of the above Entrusted Rights.

1.3

The Shareholders hereby confirm that the trustee may exercise the above Entrusted Rights without prior consultation with the Shareholders. Provided that after any resolution or proposal to convene an extraordinary shareholders’

meeting is made, the trustee shall promptly inform the Shareholders.

1.4

The Shareholders hereby confirm that the trustee may designate any other entity or individual to exercise the Entrusted Rights granted to it under Article 1.1 of this Agreement, and such designation shall not require the consent of the Shareholders.

1.5

The Shareholders hereby undertake that, after execution of this Agreement, it shall authorize the trustee to exercise the Entrusted Rights regardless of any change in its equity interest percentage in the Company and/or the registered capital of the Company.

Article 2 Right to Information

2.1

For the purpose of exercising the Entrusted Rights under this Agreement, the trustee shall have the right to obtain all relevant information regarding the Company’s operation, business, customers, finance, employees and other matters, and inspect relevant materials of the Company, and the Company shall provide full cooperation.

Article 3 Exercise of Entrusted Rights

3.1

The Shareholders shall provide full assistance for the trustee to exercise the Entrusted Rights, including timely signing shareholders’ resolutions or other relevant legal documents made by the trustee when necessary (e.g., to meet the requirements of submitting documents for government approval, registration and filing).

3.2  If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights under this Agreement cannot be realized for any reason (other than a breach by any Shareholder or the Company), the Parties shall immediately seek an alternative plan closest to the terms and conditions that cannot be realized, and sign a supplementary agreement to amend or adjust the terms of this Agreement if necessary, to ensure that the purpose of this Agreement can continue to be achieved.

Article 4 Exemption and Indemnification

4.1

The Parties confirm that, in any event, the WFOE shall not be required to assume any liability or make any monetary or other compensation to the Other Parties or any third party in connection with the exercise of the Entrusted Rights under this Agreement by the individual designated by it.

4.2

The Shareholders and the Company agree to indemnify and hold harmless the WFOE from and against all losses incurred or may be incurred by the WFOE as a result of designating the trustee to exercise the Entrusted Rights, including without limitation any losses arising from any litigation, claim, arbitration, demand by any third party or administrative investigation or penalty by a government authority. Provided that losses caused by the intentional misconduct or gross negligence of the trustee shall be excluded from such indemnification.

Article 5 Representations and Warranties

5.1 The Existing Shareholders hereby severally and jointly represents and warrants as follows:

5.1.1

The Existing Shareholders are citizens of the PRC with full capacity for civil conduct; they have full and independent legal status and capacity, and have been duly authorized to execute, deliver and perform this Agreement, and may act independently as a party to legal proceeding.

5.1.2

They have full power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated herein, and to complete the transactions contemplated herein. This Agreement has been lawfully and duly executed and delivered by it. This Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms.

5.1.3

As of the effective date of this Agreement, they are lawfully registered shareholders of the Company. Except for the rights created under this Agreement, the Equity Pledge Agreement (as may be amended and restated from time to time) and the Exclusive Purchase Option Agreement (as may be amended and restated from time to time) entered into by the Shareholders, the Company and the WFOE, no third-party rights exist in the Entrusted Rights. Pursuant to this Agreement, the trustee may fully and adequately exercise the Entrusted Rights in accordance with the articles of association of the Company in effect.

5.1.4

The execution, delivery and performance of this Agreement and completion of the transactions herein do not violate the provisions of PRC Laws, nor do they violate any agreement, contract or other arrangement binding on it with any third party.

5.2 The WFOE and the Company hereby severally represent and warrant as follows:

5.2.1

It is a limited liability company duly incorporated and validly existing under the laws of its place of incorporation, with independent legal person status; it has full and independent legal status and capacity to execute, deliver and perform this Agreement, and may act independently as a party in any legal proceeding.

5.2.2

It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated herein, and has full power and authority to consummate the transactions contemplated herein.

5.3 The Company further makes the following representations and warranties:

5.3.1

The Shareholders are lawfully registered shareholders of the Company as of the effective date of this Agreement. Save for the rights created under this Agreement, the Equity Pledge Agreement (as may be amended and restated from time to time) and the Exclusive Purchase Option Agreement (as may be amended and restated from time to time) entered into by the Shareholders, the Company and the WFOE, no third-party rights exist in the Entrusted Rights. Pursuant to this Agreement, the trustee may fully and adequately exercise the Entrusted Rights in accordance with the articles of association of the Company in effect.

Article 6 Term of Agreement

6.1

Subject to Articles 6.2 and 6.3 of this Agreement, this Agreement shall become effective on the date of its due execution by all Parties and shall remain in force for twenty (20) years; unless earlier terminated by the Parties in writing or pursuant to Article 9.1 of this Agreement. Upon the expiration of such term, this Agreement shall be automatically renewed for successive terms of one (1) year each, and so on thereafter, unless the WFOE provides written notice to the other Parties at least thirty (30) days prior to the relevant expiration date that it elects not to renew this Agreement.

6.2

If the Company or the WFOE fails to complete the approval and registration formalities for the extension of its respective term of operation upon expiry thereof, this Agreement shall terminate on the date of expiration of the operating term of the Company or the WFOE. The Company and the WFOE shall complete the approval and registration formalities for extending their respective operating terms within three (3) months prior to the expiration thereof, so as to enable the continued effectiveness of this Agreement.

6.3

If any Shareholder transfers all of its equity interest in the Company with the prior written consent of the WFOE, such Shareholder shall cease to be a party to this Agreement, provided that the obligations and covenants of the remaining Parties under this Agreement shall not be prejudiced or affected in any material respect thereby.

Article 7 Notices

7.1	Any notice, request, demand and other communications required or permitted to be given under this Agreement shall be delivered to the relevant Party in writing.
7.2

The above notices or other communications shall be deemed duly served upon dispatch if sent by fax or telex; upon personal delivery if delivered in person; and five (5) days after posting if sent by mail.

Article 8 Confidentiality Obligations

8.1

Regardless of whether this Agreement has been terminated, each Party shall keep strictly confidential all trade secrets, proprietary information, Customer Information and other information of a confidential nature (collectively, the “Confidential Information”) of the Other Parties obtained in the course of the conclusion and performance of this Agreement. Save as may be required to be disclosed to a third party with the prior written consent of the disclosing Party or pursuant to applicable laws, regulations or the requirements of the listing venue of an affiliate of a Party, the receiving Party of Confidential Information shall not disclose any Confidential Information to any other third party; and shall not use or indirectly use any Confidential Information except for the purpose of performing this Agreement.

8.2	The following information shall not constitute Confidential Information:

(a) Any information of which the receiving Party has previously obtained knowledge through lawful means with written evidence;

(b) Information that enters the public domain through no fault of the receiving Party; or

(c) Information lawfully obtained by the receiving Party from other sources after receiving such information.

8.3

The receiving Party may disclose Confidential Information to its relevant employees, agents or professional advisors engaged by it, provided that the receiving Party shall ensure that such persons comply with the relevant terms and conditions of this Agreement and assume any liability arising from the breach of such terms and conditions by such persons.

8.4	Notwithstanding any other provisions of this Agreement, the provisions of this Article shall survive the termination of this Agreement.

Article 9 Default

9.1

The Parties agree and confirm that if any Party (the “Defaulting Party”) materially breaches any covenant under this Agreement, or materially fails to perform or delays performing any obligation under this Agreement, it shall constitute a “Default” under this Agreement. Any other Party not in default (the “Non-Defaulting Party”) shall be entitled to require the Defaulting Party to remedy or take remedial measures within a reasonable period. If the Defaulting Party fails to remedy or take remedial measures within a reasonable period or within ten (10) days after receipt of a written notice from another demanding remedy:

9.1.1	If any Shareholder or the Company is the Defaulting Party, the WFOE shall be entitled to terminate this Agreement and claim damages from the Defaulting Party;
9.1.2	If the WFOE is the Defaulting Party, the Non-Defaulting Parties shall be entitled to claim damages from the Defaulting Party, but shall not have any right to terminate or rescind this Agreement under any circumstances unless otherwise mandatorily required by applicable law.

9.2 Notwithstanding other provisions of this Agreement, the effectiveness of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1 This Agreement is executed in Chinese language in four (4) original copies, with each Party hereto holding one (1) original copy.

10.2 The formation, effectiveness, interpretation and dispute resolution of this Agreement shall be governed by PRC Laws.

10.3 Dispute Resolution

10.3.1

Any dispute arising out of this Agreement shall first be resolved by the Parties through friendly consultations. If the dispute cannot be resolved through consultations within thirty (30) days after the occurrence of the dispute, either Party shall be entitled to submit the dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration by three arbitrators in Shanghai in accordance with the arbitration rules of the commission in effect at the time of application. The Claimant and the Respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by the Shanghai International Economic and Trade Arbitration Commission. If there are more than two Claimants or Respondents (natural persons or legal persons), such two parties shall jointly appoint one arbitrator by written agreement.

10.3.2	The arbitratioon award shall be final and binding on all Parties to the arbitration.
10.3.3	During the dispute resolution period, the Parties shall continue to perform all other provisions of this Agreement except the matters in dispute.

10.3.4	After the arbitration award becomes effective, any Party shall be entitled to apply to a court with competent jurisdiction for enforcement of the arbitration award.
10.4

Any rights, powers and remedies granted to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies available to such Party under applicable law or other provisions of this Agreement, and the exercise of any rights, powers and remedies by a Party shall not exclude the exercise by such Party of other rights, powers and remedies.

10.5

Failure or delay by a Party to exercise any rights, powers and remedies (hereinafter “Party Rights”) available to it under this Agreement or at law shall not constitute a waiver of such rights, and a waiver of any single or part of the Party Rights shall not preclude such Party from exercising such rights in other manners and exercising other Party Rights.

10.6

The headings of each article of this Agreement are inserted for convenience of reference only and shall not be used or affect the interpretation of the provisions of this Agreement under any circumstances.

10.7

Each provision of this Agreement is severable and independent of every other provision. If any one or more provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

10.8

This Agreement shall supersede any other legal documents previously signed by the Parties on the same subject matter upon execution. Any amendment or supplement to this Agreement must be made in writing; except for the transfer of its rights by the WFOE pursuant to Article 10.9, shall become effective only after being duly signed by all Parties hereto.

10.9

No Other Party shall transfer any of its rights and/or obligations under this Agreement to any third party without the prior written consent of the WFOE. The Other Parties agree that the WFOE shall be entitled to unilaterally transfer any of its rights and/or obligations under this Agreement to any third party without the written consent of the Other Parties, provided that it shall notify the Other Parties in writing.

10.10

This Agreement shall be binding on the legal successors and permitted assigns of each Party. The Shareholders warrants to the WFOE that it has made all proper arrangements and executed all necessary documents to ensure that, in the event of its death, incapacity, bankruptcy, divorce or other circumstances that may affect its exercise of equity rights, its heirs, guardians, creditors, spouse and other persons who may thereby obtain the equity interest or relevant rights of the Company shall not affect or hinder the performance of this Agreement.

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Signature Page to the “Shareholder Voting Rights Entrustment Agreement”

Jie Shen

Signed by:	/s/ Jie Shen

Signature Page to the “Shareholder Voting Rights Entrustment Agreement”

Michael Qingyu Zhang

Signed by:	/s/ Michael Qingyu Zhang

Signature Page to the “Shareholder Voting Rights Entrustment Agreement”

Shanghai Zunyi Business Consulting Ltd. (seal)

Seal: /s/ Shanghai Zunyi Business Consulting Ltd.

Signed by:	/s/ Vincent Wenbin Qiu

Name: Vincent Wenbin Qiu

Title: Legal Representative

Signature Page to the “Shareholder Voting Rights Entrustment Agreement”

Shanghai Baozun E-commerce Limited (seal)

Seal: /s/ Shanghai Baozun E-commerce Limited

Signed by:	/s/ Junhua Wu

Name: Junhua Wu

Title: Legal Representative

Appendix 1:

Power of Attorney

THIS POWER OF ATTORNEY (the “Power of Attorney”) is executed by [the Company’s shareholders              ] (ID card number:[                         ]) on [●] [●], 20[●]and delivered to [                                  ]) (ID card number:[             ]) (hereinafter called the “Trustee”).

I, [], hereby appoint the Trustee to act as my agent with full power and authority to act in my name to exercise the following rights as a shareholder of Shanghai Zunyi Business Consulting Ltd. (hereinafter referred to as the “Company”):

(1) As my agent, propose to convene and attend the shareholders’ meetings of the Company in accordance with the Articles of Association of the Company;

(2) To exercise, on my behalf, the right to vote on all matters to be discussed and resolved at the Shareholders’ Meetings and to make and execute resolutions, including but not limited to: the appointment and election of directors of the Company and other senior executives to be appointed and removed by the Shareholders; the disposal of company assets; the dissolve or liquidate the Company, to act on my behalf as a member of the liquidation group and to exercise the powers and functions of the liquidation group during liquidation in accordance with the applicable law;

(3) As my agent to deliver any required documents to the relevant company registry or other relevant authority;

(4) Other shareholders’ voting rights under the Articles of Association of the Company (including any other shareholders’ voting rights specified in the Articles of Association as amended);

(5) To execute the relevant equity transfer agreement and other relevant documents on my behalf and to handle the government approval, registration and filing procedures required for the transfer when the equity held by me in the Company is transferred according to the Exclusive Purchase Right Agreement (as amended and restated from time to time) separately signed by the parties.

I hereby irrevocably confirm that unless an instruction to replace the Trustee is issued to me by Shanghai Baozun E-commerce Limited (the “WFOE”), this Power of Attorney shall remain in full force and effect until the expiration or early termination of the Shareholder Voting Rights Entrustment Agreement dated [•] entered into by and among the WFOE, the Company and the shareholders of the Company.

Hereby authorized.

Name:

Signature:

Date: